Putnam Capital Opportunities Fund
4/30/13 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1     Class A   100
          Class B   -
          Class C   -
          Class M   -

72DD2     Class R   -
          Class R5  *
          Class R6  *
          Class Y   134

* Amount represents less than 1

73A1      Class A   0.005
          Class B   -
          Class C   -
          Class M   -

73A2      Class R   -
          Class R5  0.016
          Class R6  0.022
          Class Y   0.036

74U1	  Class A   19,139
	  Class B   1,004
	  Class C   1,914
	  Class M   331

74U2	  Class R   1,246
          Class R5  1
          Class R6  621
	  Class Y   3,444

74V1	  Class A   14.01
	  Class B   12.50
	  Class C   12.64
          Class M   13.05

74V2	  Class R   13.71
	  Class R5  14.37
          Class R6  14.38
          Class Y   14.34



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.